Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated January 13, 2026, with respect to the consolidated financial statements of EPWK Holdings Ltd. as of June 30, 2025, and for the year ended June 30, 2025, which appears in the annual report on Form 20-F of EPWK Holdings Ltd. for the year ended June 30, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC
Assentsure PAC

Singapore

March 19, 2026